Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contacts:

Kellie Prowse	Bob Richter	Tanya L. Travers
for NAVTEQ	for NAVTEQ	The Map Network
Tel: 312-894-7479	Tel: 212-802-8588	Tel: Tel (202) 898.1008 x123
e-M: kellie.prowse@navteq.com	e-M: bob@richtermedia.com	e-M: tanya@mapnetwork.com

Investor Relations Contact:

Thomas R. Fox

NAVTEQ

Tel: 312-894-7044

e-M: investorrelations@navteq.com

NAVTEQ Announces Agreement to Acquire The Map Network

Local Content Provides Data “Down to the Last Mile”

Chicago, IL – December 6, 2006 – NAVTEQ (NYSE: NVT), a leading global provider of digital maps for vehicle navigation and location-based solutions, has agreed to acquire The Map Network, a privately-held Washington DC based producer of official maps for travel destinations, special events and major hotels and marquee venues for $37.5 million in cash, subject to certain adjustments and closing conditions.  The Map Network’s content and capabilities are a natural extension of NAVTEQ’s core map business and will enable NAVTEQ to augment its portfolio with rich, location-specific detail.

The Map Network produces detailed, accurate maps, in both print and online form, for over 90 U.S. cities, more than 200 trade shows and events and a number of leading convention centers, stadiums and hotels.  Map content includes detailed building layouts (interior and exterior), robust event listings and locally relevant community and business Points of Interest and information.  Clients include the Washington, DC Convention & Tourism Corporation and Super Bowl’s XL and XLI.

“This acquisition supports our focus of enhancing the NAVTEQ®map and navigation experience with more of the local content requested by our customers.  The Map Network has established important relationships at the community level where some of the most accurate local information is generated.  It’s building maps from the ground up, not the other way around,” said John MacLeod, Executive Vice President, NAVTEQ Connected Services.

In addition to the enhanced local content, The Map Network’s proprietary mapping tool allows clients to customize the map in real-time and publish to a network of map users.

“We have been a customer of NAVTEQ for about 2 years, so our employees already know each other and work together effectively. We are comfortable with one another’s technology but more importantly, we share the same vision and passion for enhancing the map experience,” said Shane Green, President and CEO, The Map Network.

The Board of Directors of each company has approved the agreement. NAVTEQ management expects the transaction to close in the next several weeks and to be slightly dilutive to earnings per share in 2007. A presentation regarding the transaction will be available shortly in the ‘News & Events’ section of our IR website

About The Map Network

The Map Network (TMN), based in Washington, DC, is transforming one of the world's oldest information sources — maps — into a dynamic new sales, marketing, revenue-generating, and community-building tool for destination marketing organizations, events, hotels and venues. TMN currently serves as the Official Map of the Destination Marketing Association International and the Convention and Visitors Bureau in more than 90 U.S. cities. TMN is also the Official Map of such leading associations as IAEM, ASAE, HSMAI, and PCMA. More than 200 events have used TMN's custom map-guides, including more than 25 of the Tradeshow Week Top 200 trade shows, both the Republican and Democratic National Conventions in 2004, Marine Corps Marathon, Super Bowl XL and XLI, and a number of leading convention centers, stadiums and hotels. For more information please visit www.mapnetwork.com.

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has approximately 2,000 employees located in 139 offices in 25 countries.

NAVTEQ is a trademark in the U.S. and other countries. © 2006 NAVTEQ. All rights reserved

This document may include certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates" or words of similar meaning. These statements include NAVTEQ’s ability to integrate The Map Network, the timing of the acquisition and our future financial and operating results.  These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under "Item 1A. Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and “Item 1A. Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2006, as filed with the Securities and Exchange Commission.

Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. NAVTEQ does not undertake any obligation to update any forward-looking statements contained in this document.